Exhibit 10.12.1

Employment Agreement

This Employment Agreement (this “Agreement”) is made as of April 1, 2022 by and between Silenseed Ltd., a private company incorporated under the laws of the State of Israel, Registration No. 514207778 (the “Company”), and Mr. Ilan Hadar,, holder of an Israeli ID No. 024298218, residing at 6 Shoshana Damari St., Herzeliya 4606450 (the “Executive”, and together with the Company, the “Parties”).

Whereas,	the Company wishes to employ the Executive, and the Executive agrees to be employed by Company, as of the Effective Date and throughout the Term (as such terms are defined hereunder); and

Whereas,	the Parties wish to regulate their relationship in accordance with the terms and conditions set forth in this Agreement; and

Whereas,	the Executive represents that he/she has significant expertise and knowledge with regard to the Position as defined below;

Now Therefore, the Parties agree as follows:

1.	Employment

1.1.	The Executive shall be employed in the position of Chief Executive Officer (CEO) (the “Position”) and shall have such responsibilities and duties commensurate with the Position. The Executive shall report to the Board of Directors of the Company (the “Board”). The Executive shall carry out such other assignments in line with the Position as the Board shall determine from time to time.

1.2.	The Executive agrees to devote his/her business and working attention, time, skill, experience and talent to the business and affairs of the Company, and to diligently and professionally discharge the responsibilities assigned to him/her under this Agreement. During the Term of this Agreement (as defined below), the Executive may not engage, whether for consideration or for no consideration, in other businesses or activities without the prior written consent of the Company.

1.3.	Notwithstanding the above, as of the Effective Date until December 31, 2022 (the “Initial Period”), the Executive may continue to serve as the CEO of PainReform Ltd. (the “Additional Activity”). The Additional Activity may not create a conflict of interest with the Company and it may not harm the Executive work and the fulfillment of his obligations, according to this Employment Agreement or the law, in any way, including but not limited with respect to the Executive’s confidentiality, unfair competition and solicitation, and ownership of inventions undertakings hereunder.

1.4.	The Executive acknowledges that due to his/her senior managerial position, he/she shall perform his/her Position at irregular hours, on non-workdays and in overtime hours, according to the workload demand and as required in his/her Position.

1.5.	The scope of a full-time job at the Company shall be equal to 182 working hours per month, based on 42 working hours per 5-day working week (Sunday to Thursday). The daily working hours at the Company are 8.5 hours on a regular day, and 8 hours on a short day (once a week, as shall be determined by the Company from time to time according to its needs) (the “Standard Monthly Scope”). The daily working hours do not include a half-hour break. Saturday (Shabbat) shall be considered to be the official rest day.

1.6.	The Executive shall be employed by the Company (i) on a part time scope, equal to 50% of a full-time job, during the Initial Period, and (ii) on a full time scope, equal to 100% of a full time job, as of January 1, 2023.

1.7.	As the Executive is employed under this Agreement in a management position which requires a special degree of trust and as the conditions and circumstances of employment do not enable the Company to supervise the Executive’s hours of work, then the provisions of the Work and Rest Law, 5711-1951 (the “Work and Rest Law”) as amended from time to time, shall not apply to the employment of the Executive by the Company, and the Executive shall not be entitled to payments according thereto.

1.8.	The Executive acknowledges that the Company uses a system through which he/she is required to report the time of his/her arrival and departure from the Company’s offices.

2.	Compensation

2.1.	During the Initial Period, the Company shall pay to the Executive a gross monthly salary of NIS 37,500 (the “Salary”).

2.2.	As of January 1, 2023, the Salary shall be raised to a gross monthly sum of NIS 75,000.

2.3.	The Salary, and it alone, shall be used for calculating the Executive’s social rights under any applicable law, and no bonus, or any other addition shall be considered to be part of the Salary for the purpose of such calculations or related employer contributions.

2.4.	The Salary shall be paid to the Executive monthly, by no later than 9 days after the end of the calendar month for the preceding month.

2.5.	Unless otherwise specified in this Agreement and/or any applicable law, the Executive shall not be entitled to any additional payment, right or benefit not explicitly set out in this Agreement.

2.6.	The Company shall make the required statutory deductions from the Salary and from any other amount paid to the Executive by the Company under this Agreement and shall make the appropriate payments on behalf of or with respect to the Executive to the Tax Authority, the National Insurance Institute and any other relevant authority.

3.	Pension Insurance and Insurance Fund

3.1	The Company shall insure the Executive with managers insurance fund (the “Managers Insurance Fund”), extensive pension fund (the “Pension Fund”), or a combination of both (whereby each will apply partially), all at the Executive’s sole discretion and according to his/her independent choice (the “Policy”), subject to the following percentages.

3.2	The Company shall contribute an amount equal to 6.5% of the Salary towards the Policy’s pension-savings component (including disability insurance), and an amount equal to 8.33% of the Salary towards the Policy’s severance-pay component. The Executive’s contribution to the pension-savings component shall be equal to 6% of the Salary and shall be deducted therefrom by the Company.

3.3	In the event that the Executive chooses a Managers Insurance Fund (for all, or for only a part, of the Policy), then the following shall apply with respect to the Company’s contribution towards the Managers Insurance Fund’s pension-savings component:

3.3.1	The Company shall contribute an amount equal to at least 5% of the Salary towards the Managers Insurance Fund’s pension-savings component (not including disability insurance).

3.3.2	The Company’s separate contribution towards disability insurance shall be in the amount required to ensure that 75% of the Salary will be paid to the Executive should he/she become fully disabled (the “Requisite Amount”), provided that (i) insofar as the Requisite Amount is more than 1.5% of the Salary, the Company shall contribute an additional amount equal to up to 1% of the Salary, or (ii) insofar as the Requisite Amount is less than 1.5% of the Salary, the difference shall be contributed towards the Managers Insurance Fund’s pension-savings component, in addition to the Company’s contribution under Section 3.3.1 above.

3.3.3	The Company’s aggregate contribution towards the Managers Insurance Fund’s pension-savings component and towards disability insurance shall not exceed an amount equal to 7.5% of the Salary, nor fall below an amount equal to 6.5% of the Salary.

3.4	The Executive shall notify the Company within 30 days of the Effective Date (as defined below) as to (i) whether the Company’s contribution shall be made exclusively to the Pension Fund, exclusively to the Managers Insurance Fund, or to any combination of the two; and (ii) his/her independently chosen pension agent, if any, including but not limited any such agent who already works with the Company (the “Notification”).

3.5	Should the Executive fail to deliver the Notification, the Company shall choose the Policy for the Executive at its sole discretion. The Executive acknowledges and agrees that he/she shall not raise any claim, suit or demand with respect to said choice by the Company, which shall be considered as acceptable to him/her.

3.6	It is hereby clarified that the Company’s contributions in the foregoing amounts are intended to comply with the legal requirements regarding disability and life/survivors insurance. Therefore, insofar as the Policy chosen by the Executive (i) does not include disability and/or life/survivors insurance, (ii) includes disability insurance that provides for less than 75% of the Salary to be paid to the Executive should he/she become fully disabled, or (iii) disqualifies the Executive from receiving disability insurance, the Executive affirms that his/her choice of Policy was not initiated or influenced by the Company, nor made with the Company’s knowledge, and that as a result thereof, the Company will be unable to obtain relevant information in this regard; and also acknowledges that such choice might have ramifications for the Executive and/or his/her heirs and/or successors, despite the Company making all required contributions, for which the Executive shall bear full and sole responsibility, and the Company will in no case be liable.

3.7	The Company shall deduct any and all taxes on behalf of the Executive with respect to any permissible contributions exceeding the taxation cap set by the applicable law.

3.8	Throughout the Term, the Executive’s rights to severance pay and/or pension savings and/or other benefits and/or disability insurance shall be guaranteed in accordance with the provisions of the order issued pursuant to Section 14 of the Severance Pay Law, 5723-1963, as amended from time to time, subject to any other applicable law or regulation (including without limitation, any applicable contribution cap) (the “Order” and the “Severance Pay Law”).

3.8.1	An unofficial translation of the Order as in effect on the date of this Agreement, attached hereto as Exhibit B, forms an integral part hereof.

3.8.2	It is hereby agreed that all contributions by the Company under this Section 3 are made in lieu of any severance pay, in accordance with the Order and Section 14 of the Severance Pay Law.

3.8.3	In accordance with the Order, the Company hereby waives any right it may have to recover said contributions, except insofar as (i) any funds are withdrawn from either the Pension Fund or the Managers Insurance Fund by the Executive not due to an Entitling Event (as defined in the Order); or (ii) this Agreement is terminated for Cause (as defined below), or under any circumstances that permit terminating the Executive’s employment without severance pay, pursuant to Sections 16 or 17 of the Severance Pay Law.

4.	Education Fund

4.1.	On a monthly basis throughout the Term, the Executive shall be entitled to education fund contributions, according to one of the following options (4.1.1 or 4.1.2 below):

4.1.1.	The Company shall (i) contribute an amount equal to 7.5% of the Salary towards the Executive’s education fund, and (ii) deduct an amount equal to 2.5% of the Salary, which shall be deposited in said fund by the Company on the Executive’s behalf.

4.1.2.	The Company shall (i) contribute an amount equal to 7.5% of the Salary towards the Executive’s education fund, and (ii) deduct an amount equal to 2.5% of the Salary, which shall be deposited in said fund by the Company on the Executive’s behalf; either amount shall not exceed the applicable taxation cap, as in effect from time to time. Notwithstanding the above, at the Executive’s request, in lieu of the Company contributing to the education fund that portion of the Salary, which exceeds the applicable taxation cap (the “Education Fund Supplement”) such amount (the difference between the Company’s contribution based on his/her Salary and the contribution up to the applicable taxation cap) shall be paid directly to the Executive in addition to his/her Salary. For the avoidance of any doubt, it is hereby agreed that the Education Fund Supplement, if any, shall not constitute part of the Salary, for any purpose whatsoever, including for the purposes of calculating social benefits and severance pay due to the Executive, pursuant to any law or agreement.

4.2.	The Executive shall notify the Company within 30 days of the Effective Date (as defined below) as to whether the Education Fund’s contribution shall be made according to section 4.1.1 above or according to section 4.1.2 above (the “Notification”). Should the Executive fail to deliver the Notification, the education fund’s contributions shall be according to section 4.1.1 above.

4.3.	Executive shall bear all applicable taxes and other mandatory payments for any amounts payable by either the Executive or the Company in connection with said fund.

5.	Sick Pay

The Executive shall be entitled to paid sick-leave in accordance with the applicable law, provided, however, that he/she shall receive full payment as of the first day of any sick leave. Sick-leave days are not redeemable by the Executive. The Executive shall be required to provide the Company with appropriate medical certificates with respect to any sick leave promptly after his/her return to work. The Company may deduct from the sick pay any payment made to the Executive for the same reason by an insurance purchased by the Company.

6.	Convalescence Pay

Upon completion of every 12 months of employment throughout the Term, the Executive shall be entitled to Convalescence Pay (“Dmei Havra’a”) in accordance with the applicable law.

Notwithstanding the above, the amount of the Convalescence Pay per year shall be equal to the greater: (1) Convalescence Pay for a seniority of 10 years; (2) Convalescence Pay according to the Executive’s seniority in the Company, according to the law.

7.	Vacation

7.1.	The Executive shall be entitled to paid annual vacation days in the number equal to the greater of (i) 12 days for each full calendar year during the Initial Period and 24 days for each full calendar upon the completion of the Initial Period throughout the Term, or (ii) as specified under the applicable law.

7.2.	Notwithstanding the above, the Executive shall not be entitled to accumulate more than two years of accumulated vacation days at any given time throughout the Term (the “Accumulation Cap”). The Company may, at its sole discretion and without prior notice to the Executive, delete any vacation day in excess of the Accumulation Cap.

7.3.	In each calendar year throughout the Term, the Executive shall be required to use at least 5 consecutive business days as paid vacation days.

7.4.	The Executive’s vacation dates shall be determined according to the needs of the Company, taking into account the Executive’s wishes in this respect.

7.5.	The Company may set uniform vacation dates to all or part of its employees, with respect to all or any part of the annual vacation days, as it deems fit.

7.6.	The Executive shall not be entitled to redeem any unused vacation days throughout the Term.

8.	Company’s Car

8.1.	For the purpose of his employment, the Company shall provide the Executive, with a leased car of a make and size level according to the Company’s policy, as shall be in effect from time to time (the “Car”).

8.2.	During the initial period the Company shall bear the fixed and variable costs of the Car, including licenses, insurance and repairs, up to a total monthly cost of gross NIS 2,750 or pay the equivalent amount to the Employee for use of his own car, and up to a total monthly cost of gross NIS 5,500 upon the termination of the Initial Period and during the Term (the “Company’s Car Limit Costs”). It shall be clarified that the Company’s Car Limit Costs includes also the cost of the Car itself.

8.3.	The Company shall not bear any cost above the Company’s Car Limit Costs and in any case shall not bear costs of any tickets, traffic offense or fines of any kind, which shall be assigned and/or borne exclusively by the Executive.

8.4.	The Executive shall: (i) take good care of the Car and ensure that the provisions and conditions of any policy of insurance relating thereto are strictly and lawfully observed (including the provisions with respect to the protection of the Car); (ii) use the Car in a careful manner and in accordance with the provisions of any law specifically traffic rules and shall keep the Car as an owner would; and (iii) in the event that the Executive’s employment is terminated for whatever reason, Executive will forthwith return the Car (together with its keys and any other equipment supplied and/or installed therein) and all licenses and other documentation relating to the Car, to the Company, until the Termination Date or at the Company’s initial demand.

8.5.	The Car shall be used in accordance with the Company’s policy, as shall be in effect from time to time. The Executive shall not have any right of lien in the Car or in any document or property relating thereto.

8.6.	The Company shall gross up all tax liability applicable to the use of the Car in the Executive’s Salary.

8.7.	The Executive gives his full consent to the Company to offset from any payment that he shall be entitled to receive from it during the Term or upon termination thereof, any amount that the Company shall be demanded to pay regarding the Car or its usage, due to any reason (including but not limited to fines, reports towing, parking violation) except what was explicitly agreed and listed in this Agreement or the Company’s policy, as shall be in effect time from time to time, that shall be imposed on the Company.

8.8.	It shall be clarified that the Executive shall not be entitled to travel expenses in addition to the Car.

8.9.	The value of the benefit to Executive of Car shall not constitute an integral part of the Salary for any intent and purpose

9.	Options

9.1.	The Executive shall be granted options to purchase 32,400 Ordinary Shares of the Company, at an exercise price of USD$26.78 (the “Options”), pursuant to the Company’s 2013 Equity Incentive Plan (as may be amended from time to time) (the “Plan”), which terms will be set in a designated grant letter which will be executed by the Company and the Executive (the “Grant Letter”). It is clarified that the Options shall be granted subject to and contingent upon the approval of the Board and execution of the Grant Letter.

9.2.	Subject to the Executive’s continued employment in the Company, the Options shall become vested and exercisable in accordance with the following schedule: (i) 1/4 of the Options shall vest upon the lapse of twelve months from the Vesting Commencement Date (as shall be defined in the Grant Letter); and thereafter, additional 6 installments, each equal to 1/8 of the Options, shall vest on a half-yearly basis until the lapse of 48 months as of the Vesting Commencement Date. Upon consummation of an initial public offering of the Company’s securities or an M&A Transaction (as defined in the Company’s Articles of Association) the vesting of the Options shall accelerate, such that all unvested Options shall immediately vest, provided that such IPO or M&A Transaction is consummated after January 1, 2023.

10.	Annual Bonus

10.1.	Subject to achieving annual goals, which shall be determined, annually, at the Board’s sole discretion, the Company shall grant the Executive an annual performance bonus (the “Annual Bonus”). The Annual Bonus, if any, shall not exceed an aggregate amount of 4 monthly salaries.

10.2.	Notwithstanding anything above, the Executive shall not be entitled to the Annual Bonus, if he/she is not actually employed by the Company during all the calendric year for which the Executive is entitled to the Annual Bonus any in case shall not be entitled to Annual Bonus for the year of 2022.

10.3.	The Annual Bonus (if any) shall be paid together with the salary payable for the month of March of the following year of the year for which the Executive is entitled to the Annual Bonus (for example: if the Executive is entitled to Annual Bonus for 2023, it shall be paid until April 9, 2024) (the “Payment Date”).

10.4.	Nothing in this section or in any other section in this Agreement shall impose any obligation on the Company to continue the Executive’s employment, for any fixed period.

10.5.	It is clarified, for the avoidance of any doubt, that the Company has the full right to change from time to time, the criteria of the Annual Bonus, the Payment Date as well as any other relevant detail regarding the Annual Bonus, subject to its sole discretion, from time to time.

10.6.	The Annual Bonus shall be deemed special compensation for achievement and special performances and shall not be considered as part of the salary, including not for calculating vacation pay, sick pay, overtime, deductions for provident funds and the calculation of severance pay.

10.7.	The Executive shall bear full responsibility for all taxes, levies and other payment obligations relating to the payment of any bonus. The Company shall be entitled to withhold from payments any and all amounts as may be required from time to time under the applicable law.

11.	Medical Insurance

The Company may, at its sole discretion, apply for and procure Health Care Insurance for the Executive in any amount considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

12.	Taxes

Without derogating from the foregoing, the Company may withhold or deduct all applicable taxes and other mandatory payments in connection with the compensation paid to or received by the Executive and with respect to all other benefits of his/her employment by the Company.

13.	Term of the Agreement and Termination

13.1.	This Agreement is for an indefinite duration. The period commencing on April 1, 2022 (the “Effective Date”) and ending upon the termination of this Agreement, for any reason, shall be referred to herein as the “Term”, and the Executive’s last day of employment by the Company pursuant to this Agreement, including any Notice Period (as defined below), shall be referred to herein as the “Termination Date”.

13.2.	This Agreement may be terminated by either Party at any time, by giving the other Party a 90-day advance notice in writing (the “Notice Period”).

13.3.	Upon termination of this Agreement for any reason, and unless the Company has explicitly waived, in writing, all or part of the Notice Period, the Executive undertakes to work for the Company throughout the Notice Period, and transfer his/her position, in an orderly manner, to whomever the Company assigns (the “Replacement Person”), including without limitation guiding the Replacement Person in order to ensure his/her integration in and adjustment to the Company.

13.4.	Notwithstanding the above, the Company may immediately terminate this Agreement and waive all or part of the applicable Notice Period, whether notice of termination was given by the Company or the Executive. In the event that this Agreement is terminated pursuant to this Section 10.4, the Executive shall only be paid the relative portion of the Salary (excluding all social benefits) for the waived part of the Notice Period.

13.5.	The Company may immediately terminate this Agreement for Cause without any advanced notice and/or severance pay, and without waiving any legal remedy to which it may be entitled. For the purposes of this Agreement, “Cause” means each of the following: (a) embezzlement; (b) theft; (c) criminal offence; (d) any act involving moral turpitude; (e) any breach of the Undertaking (as defined below); (f) any severe breach of the Company Rules; (g) any breach of fiduciary duties; (h) any other breach by the Executive of the terms of this Agreement; or (i) any other act or omission for which the Executive may be denied severance pay or advanced notice to termination, in whole or in part, under the applicable law.

14.	Data, Use of Electronic Email & Systems Monitoring

14.1.	The Executive hereby acknowledges and agrees that the provisions of this Agreement and any information concerning the Executive gathered by the Company, will be held, managed and processed by the Company or third parties on its behalf, in Israel or abroad, inter alia in databases, all in accordance with the applicable law. The Company may transfer such information to third parties, in Israel or abroad, with which it may also share personnel records as needed solely for (i) receiving third-party assistance with its human resources administration, (ii) complying with any legal requirement under any applicable law, (iii) enforcing the Company Rules or (iv) raising or defending against claims in exercise of its legal rights.

14.2.	The Executive acknowledges and agrees that the Company may set Company Rules regarding the use of email, social media, the Internet and their respective content as any of these relate to the Executive’s employment. Subject to the applicable law, the Executive further acknowledges and agrees that any communication and data sent from, received by, or stored in or upon the Company Systems (as defined below), including the email inbox provided by the Company, constitute the sole property of the Company.

14.3.	The Executive acknowledges and agrees that, in pursuit of its legitimate business interests and subject to any applicable law, the Company may monitor his/her use of the Company Systems, as part of which it may copy, transfer and disclose all communications and content transmitted thereby or stored therein. For the purposes of this Agreement, the term “Company Systems” includes, without limitation, any digital or electronic device (e.g., smartphone or tablets) and all Computer Equipment placed at the Executive’s disposal, any Internet or email server or data-storage (including any content therein), and any software used by any of the foregoing.

15.	Data Privacy and Security

15.1.	The Executive acknowledges that, in fulfilling his/her responsibilities, duties and assignments under the Position, he/she might be given access to the Company’s information, including any Confidential Information, as well as information relating to the Company’s individual users, customers or partners, including but not limited to their personal and contact details, online identifiers and any data relating thereto (the “Company Data”).

15.2.	The Executive represents and warrants that he/she shall: (i) strictly adhere to all applicable Company Rules; (ii) keep in strict confidence all access permissions to the Company Data granted to him/her by the Company (the “Access Permissions”), not disclose the Access Permissions to any third party (including any other executive or employee of the Company), nor allow any such party to access or view the Company Data; (iii) not access or attempt to access the Company Data in excess of the Access Permissions, and only access or use the Company Data as necessary to perform his/her responsibilities, duties and assignments under the Position; (iv) not copy, amend, delete, disclose, or distribute the Company Data, nor combine the Company Data with any third-party data, unless explicitly permitted by the Company and solely in order to perform his/her responsibilities, duties and tasks under the Position; (v) treat Company Data as Confidential Information and take adequate precautions to protect the confidentiality of, and prevent unauthorized access to, the Company Data.

16.	Additional Representations, Warranties and Covenants

16.1.	Simultaneously with the execution of this Agreement, the Executive shall sign the Confidentiality, Intellectual Property and Non-Compete Undertaking (the “Undertaking”), attached hereto as Exhibit A, which forms an integral part hereof. The Executive acknowledges and agrees that the Salary has been calculated in recognition of his/her obligations under this Section 16 and the Undertaking, so to sufficiently compensate the Executive for accepting and abiding by all such obligations, amongst other things.

16.2.	The Executive undertakes to safeguard the Company Property and the Company Systems, and make all necessary and feasible efforts to prevent any damage, spoilage or impairment thereto. The Executive shall return to the Company all of the Company Property within 7 days following the Company’s first demand, and insofar as no such demand shall be presented to him/her – no later than the Termination Date.

16.3.	To the Executive’s knowledge, he/she has no direct or indirect personal interest in the Company’s business affairs, nor any conflict of interest with his/her employment in the Position, whether presently existing or potentially and/or prospectively. Should the Executive become aware of any such personal interest or any such conflict of interests, he/she shall immediately inform the Company upon such discovery.

16.4.	The Executive shall not, directly or indirectly, accept any commission, rebate, discount or gratuity in cash or in-kind, from any person who has or, to the Executive’s knowledge, is likely to have a business relationship with the Company.

16.5.	The Executive warrants and represents that: (i) no provision of any applicable law, regulation, agreement, undertaking or other document prohibits him/her from committing himself/herself in accordance with this Agreement and performing his/her obligations hereunder, and (ii) he/she has not been indicted or found guilty of any criminal act of moral turpitude.

16.6.	The Executive undertakes to comply with all Company disciplinary regulations, work rules, policies, procedures and objections, as in effect from time to time (the “Company Rules”). This Agreement prevails with respect to any inconsistency with the Company Rules.

16.7.	The Executive shall not accept any commission, rebate, discount or gratuity in cash or in kind, directly or indirectly, from any person who has or is likely to have, to the Executive’s knowledge, a business relationship with the Company. The Executive shall not receive any payment and/or benefit from any third party, directly or indirectly in connection with his/her employment to the Company. In the event of a breach of this Section 16.7, without derogating from any of the Company’s rights under any applicable law or contract, such benefit or payment shall become the sole property of the Company, which may offset any amount equal thereto from any sums due to the Executive.

17.	General

17.1.	This Agreement is personal to the Executive, who may not delegate the performance of any obligations hereunder, or assign any rights hereunder, without the Company’s prior written consent, in the absence of which any such delegation or assignment shall be null and void.

17.2.	If any clause or provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision shall be enforced to the maximum extent possible given the intent of the Parties. If such clause or provision cannot be so enforced, it shall be stricken from this Agreement only with respect to such jurisdiction in which it cannot be enforced, and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. In addition, if any clause or provision contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such clause or provision so that it is enforceable to the fullest extent compatible with the applicable law.

17.3.	This Agreement is governed by and construed in accordance with the laws of the State of Israel, excluding its rules and principles pertaining to conflict of laws. The Executive agrees that any and all disputes in connection with this Agreement shall be submitted to the exclusive jurisdiction of the competent courts located in the city of Tel-Aviv-Jaffa, Israel.

17.4.	This Agreement and all Exhibits attached hereto constitute the entire agreement between the Parties and supersedes all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, between the Parties with respect to the subject matter hereof. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any provision hereof shall constitute a subsequent waiver as to that or any other provision, nor apply to any performance other than that specifically waived.

17.5.	Neither this Agreement nor any provision hereof may be waived, modified, amended, changed, discharged or terminated, except by the Parties’ written agreement, signed by the Party against whom enforcement of any such waiver, modification, amendment, change, discharge or termination is sought, none of which shall be otherwise enforceable.

17.6.	The Executive undertakes to keep the content of this Agreement confidential and not to disclose it to any person (except his/her personal legal counsel and accountants) without the prior written consent of the Company.

17.7.	Notices given hereunder shall be in writing and shall be deemed to have been duly given: (i) on the date of personal delivery, (ii) 72 hours from the date of postmark, if mailed by certified or registered mail, (iii) on the date sent by facsimile upon transmission and electronic confirmation of receipt, or if transmitted and received on a non-business day on the first business day following transmission; and electronic confirmation of receipt, addressed as set forth above or such other address as either party may designate to the other in accordance with the aforesaid procedure.

17.8.	The Company may offset any amount owed to the Company by the Executive for any reason whatsoever from any sum owed by the Company to the Executive of any source whatsoever. The Executive shall have no right of lien, and hereby waives any such right that he/she may have on any Company Property. For the purposes of this Agreement, “Company Property” shall mean all of the Company’s assets, tools, equipment, machines (including by not limited to the Company Systems), and any material or information (including but not limited to Confidential Information), entrusted to the Executive or otherwise in his/her use or possession.

17.9.	This Agreement and the provisions hereof constitute an Employee Notice as defined in and required under the Notice to an Employee (Terms of Employment) Law, 5762-2002. Nothing in this Agreement shall derogate from any right granted to the Executive under any applicable law, extension order and/or collective agreement.

[Signature page follows]

[Signature page to Employment Agreement]

In Witness Whereof, the Parties have executed this Agreement by their respective, duly authorized, representatives on the Effective Date.

/s/ Ilan Shiloah	/s/ Ilan Hadar
Silenseed Ltd.	Ilan Hadar

By:
Title:

Exhibit A

Confidentiality, Intellectual Property and Non-Compete Undertaking

This Confidentiality, Intellectual Property and Non-Competition Undertaking (this “Undertaking”) is entered into and made effective as of the Effective Date by the executive whose name and signature appear on the signature page hereof (the “Executive”) for the benefit of the Company (as defined below).

This Undertaking constitutes an integral part of Executive’s employment agreement to which it is annexed (the “Agreement”).

All capitalized terms used in this Undertaking, and not otherwise defined herein, shall have the meanings assigned to such terms in the Agreement.

WHEREAS,	Executive wishes to be employed pursuant to the Agreement; and

WHEREAS,	it is critical for the Company to preserve and protect its Confidential Information (as such term is defined below), its rights in Inventions (as such term is defined below) and all related Intellectual Property Rights (as such term is defined below), and Executive is entering into this Undertaking as a condition to the Company’s agreement to employ Executive pursuant to the Agreement.

NOW, THEREFORE, Executive undertakes and warrants towards the Company as follows:

1.	Confidentiality

1.1.	Confidential Information. Executive recognizes and acknowledges that Executive’s access to trade secrets, confidential information and/or proprietary information (each “Confidential Information”) in the framework of his employment pursuant to the Agreement, is essential to the performance of Executive’s duties pursuant to the Agreement.

Confidential Information shall include, without limitation: (i) any and all information concerning the Company’s product specifications, data, know-how, patents, technology, compositions, processes, formulas, methods, designs, samples, inventions, discoveries, research, test results, concepts, ideas, development or experimental work, computer software and programs (including object code and source code), databases, systems structures and architectures, algorithms, , Personal Data (as defined below) and/or works-in-process; (ii) any and all derivatives, improvements and enhancements to the Company’s technology, products or services; (iii) any and all information concerning the business and affairs of the Company, which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, supplier lists, current and anticipated supplier requirements, price lists, market studies, policies, practices, strategies, surveys, business plans, lists of assets, data or reports relating to a financial condition, suppliers or partners, agreements, negotiations, transactions, undertakings and data concerning employees, consultants, officers, directors and shareholders; (iv) any and all information of the Company that is or may be considered a trade secret of the Company; (v) any and all trade secrets, confidential information and/or proprietary information of third parties; and (vi) any and all notes, compilations, studies, summaries, memoranda, books, records, correspondences, email transmissions, charts, lists, databases, other documents and materials, relating, containing or based, in whole or in part, on any information included in the foregoing. Confidential Information shall include information referred to above, whether developed by the Company (including by Executive) or received or obtained by the Company (including by Executive) from third parties. Confidential Information shall include information in any form or media, and any portion of Confidential Information shall constitute Confidential Information. The Confidential Information shall not include information: which (i) has become publicly known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the applicable Confidential Information, or (ii) is not by its nature confidential.

Notwithstanding the above, Confidential Information may be disclosed by Executive if required by order of competent court or governmental authority legally, but only if the Executive fulfills all of the following conditions: (a) Executive provides the Company with prompt written notice thereof so that the Company may seek to obtain a protective order affording confidential treatment to such Confidential Information or such other appropriate remedy which may be available under applicable law, (b) upon the Company’s request and at its expenses - Executive uses commercially reasonable efforts to obtain assurances from the applicable court or governmental authority that such Confidential Information will be afforded confidential treatment, and (c) disclosure pursuant to this paragraph is only that portion which Executive is legally compelled to disclose. As used in this Undertaking, “Personal Data” shall consist of any information relating to an identified or identifiable natural person

1.2.	Ownership. As between the Company and Executive, all right, title and interest in and to Confidential Information are and shall remain the sole and exclusive property of the Company.

1.3.	Disclosure and Use Restrictions. Executive acknowledges and understands that the Confidential Information, in whole or in part, is a valuable and unique asset of the Company, and that its use or disclosure (except use or disclosure to the extent required for carrying out Executive’s duties to the Company, and in accordance with the explicit authorizations granted to the Executive by the Company) would likely cause the Company substantial loss and damages, and may result in civil or criminal liability and/or regulatory sanctions. Executive undertakes and agrees that Executive will not, in whole or in part (i) disclose any Confidential Information to any person or organization under any circumstances; (ii) make use of any Confidential Information for Executive’s own purposes or for the benefit of any other person or organization; (iii) reproduce any Confidential Information without the Company’s prior written consent, except reproductions which are carried out in the reasonable fulfillment of Executive’s employment duties; (iv) access Company’s databases in contradiction to or in deviation from Executive’s access authorizations to the Company’s databases as provided to Executive by the Company; (v) use, disclose, transfer, or otherwise process Personal Data for any purpose other than the reasonable fulfillment of Executive’s employment duties, and in accordance and full compliance with the Company’s authorizations and policies. Executive shall not remove from the Company’s offices or premises any Confidential Information, or any copy thereof, except in the reasonable fulfillment of Executive’s employment duties and in a manner which is not prohibited pursuant to the then applicable policies and regulations of the Company. Executive will take strict precautions to maintain the confidentiality of any and all Confidential Information.

1.4.	Information of Third Parties. Executive will not, during Executive’s employment with the Company or otherwise in connection therewith, use, disclose or bring onto the premises of the Company, any proprietary information or trade secrets of any former or concurrent employer or other person or entity, unless consented to in writing by such employer, person or entity.

Executive acknowledges that Confidential Information which is received from, or relates to, third parties may be subject to certain limitations which the Company has undertaken towards the applicable third party, or which otherwise bind the Company pursuant to applicable law. With respect to any such Confidential Information, Executive shall comply with the terms of this Undertaking and, if brought to the attention of Executive, the terms of the Company’s undertaking towards the applicable third party, as well as any other obligation which binds the Company pursuant to applicable law.

1.5.	Upon termination of Executive’s employment with the Company, or, if the Company so requests, at any time before such termination, Executive will promptly deliver to the Company all copies of materials in any form (without retaining any copies thereof) in Executive’s possession or under Executive’s control, incorporating, allowing access to, otherwise including Confidential Information.

1.6.	The obligations set forth in this Section 1 are perpetual and shall survive termination of the Agreement and of Executive’s employment with the Company.

2.	Intellectual Property

2.1.	Work Product. Executive will promptly disclose to the Company, as soon as practicable following creation, discovery, conception, development, reduction to practice or invention, any and all discoveries and inventions, including, without limitation, methods, processes, industrial design, integrated circuit, software, code, techniques and know-how, whether or not patentable or capable of registration as a patent, utility model, design, industrial design and/or any other similar laws, discovered, conceived, developed, reduced to practice, or invented by Executive (as applicable, “Created”), either alone or jointly with others during the Term (collectively: a “Creation”).

2.2.	Executive shall hold in trust for the sole right and benefit of the Company, all Creations and any and all original works of authorship, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, drawings, developments, ideas, research, test results, concepts, products, improvements, designs, formulae, information, data or trade secrets and any other Intellectual Property Rights – in each case - whether or not patentable, copyrightable or registerable under copyright or similar laws - that (i) are Created by Executive, either alone or jointly with others, during work hours at the Company; (ii) result, wholly or partially, from Executive’s employment and/or the performance of Executive’s services to the Company; (iii) are Created with the use of any of the Company’s equipment, supplies, facilities and/or other resources of the Company; (iv) result from, or stem from Executive’s knowledge of Company’s Confidential Information and/or Intellectual Property Rights; (v) are improvements or enhancements of Company’s Intellectual Property Rights; and/or (vi) are related to the business, operations and/or research and development activities of the Company as conducted during the Term or, to the knowledge of Executive - proposed to be conducted in the future (each of the aforesaid: an “Invention”). Executive shall keep and maintain adequate and current written records of all Inventions. Said records will be made available to, and shall be and remain the sole property of, the Company, at all times.

2.3.	Executive agrees that any and all of the Inventions are, upon creation, discovery, conception, development, reduction to practice or invention, considered Inventions of the Company. Any and all Inventions shall be the property of the Company, exclusively, and the Company shall be the sole owner of all intangible legal rights, titles and interests evidenced by, or embodied in, or connected or related to, the Inventions, including without limitation, (i) any and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) any and all trademarks, service marks, trade dress, logos, trade names, and corporate names, domain names together with all translations, adaptations, derivations, and combinations thereof, and including any and all goodwill associated therewith, and any and all applications, registrations, and renewals in connection therewith; (iii) any and all works of authorship (regardless of the existence or non-existence of copyrightability with respect thereto), copyrights and all applications, registrations, and renewals in connection therewith; (iv) any and all trade secrets and business information; and (v) any and all other proprietary rights, industrial rights and any other similar rights - in each case (with respect to (i) through (v) above)) - on a worldwide basis, and all copies and tangible embodiments thereof, or any part thereof, in whatever form or medium (“Intellectual Property Rights”).

2.4.	Work Made for Hire. Without derogating from the generality of the foregoing, Executive further acknowledges that any and all Inventions are deemed “works made for hire” (service inventions) as contemplated under Chapter H of the Patents Law of 1967 (the “Patents Law”), that all such “works made for hire” are owned by the Company and that Executive shall not be entitled to any compensation, nor any other consideration, except as explicitly set forth in the Agreement (if at all), for creation or assignment of the same to the Company, except as explicitly set forth in the Agreement (if at all). Executive acknowledges and agrees that the Salary and all other employment terms under the Agreement shall constitute the sole consideration and remuneration for any Inventions, including, without limitation, “works made for hire”, regardless of the current or future value of the Invention. Executive understands and agrees that the decision whether or not to commercialize or market any invention developed by Executive (including the Inventions), solely or jointly with others, is within the Company’s sole and unfettered discretion and for the Company’s sole benefit, and that no royalty will be due to Executive as a result of the Company’s efforts to commercialize or market any such invention (including the Inventions). Without limitation of the foregoing, Executive irrevocably confirms that the consideration explicitly set forth in the Agreement is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and Executive waives any right to claim royalties or other consideration with respect to any Invention, including under Section 134 of the Patents Law. This Section 2.4 shall be deemed as an “agreement” for purposes of Section 134 of the Patents Law. In no event will any Inventions become the property of Executive and the provisions of Section 132(b) of the Patents Law shall not apply. With respect to all of the above, any oral understanding, communication or agreement shall be void, except and unless the content thereof is expressly reflected in a document which is signed by the Company.

2.5.	Assignment. To the extent necessary in order to vest fully in the Company all rights in and to all Inventions and all Intellectual Property Rights (to the extent legally possible), Executive hereby irrevocably and unconditionally assigns to the Company, for no additional consideration, Executive’s entire right, title and interest in and to all Inventions and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto – in each case - throughout the world.

2.6.	Exclusion of Prior Inventions. This Undertaking and the assignment herein shall not include inventions, if any, patented or unpatented, which Executive made prior to the commencement of Executive’s employment with the Company, if (i) such inventions are listed in Schedule 1 to this Undertaking, and (ii) Schedule 1 is duly signed by both Executive and the Company (“Prior Inventions”). Executive shall not incorporate, or permit to be incorporated, any Prior Inventions in any Inventions, nor shall Executive use or exploit any Prior Inventions – in each case - without the Company’s prior written consent. If, despite the forgoing, in the course of employment with the Company, Executive will incorporate a Prior Invention into a Company product, service or Invention, or Executive will otherwise use or exploit a Prior Invention without having received the Company’s prior written consent, Executive hereby grants the Company a nonexclusive, royalty-free, irrevocable, perpetual, unlimited worldwide license (with rights to sublicense through multiple tiers of sublicenses) to make, have made, modify, use and/or sell and/or otherwise use and exploit in any manner, as the Company may wish, said Prior Invention and products or services based thereon, to the full extent of Executive’s rights in such Prior Invention.

2.7.	Power of Attorney. Executive hereby covenants and agrees to perform, during and after employment, any acts reasonably required by the Company to permit and assist the Company, at the Company’s expense (provided that, during the term of Executive’s employment with the Company, no additional expense shall be charged to the Company, other than payments set forth in the Agreement), in obtaining, maintaining, defending and enforcing the Intellectual Property Rights in any and all countries, and generally cooperate reasonably, to aid the Company in its attempts to obtain, secure and enforce proper protection for the Inventions and the Intellectual Property Rights (including, to the extent necessary, the assignment and transfer thereof to the Company and its successors, assigns and nominees), in any and all jurisdictions. Such acts may include, but are not limited to, the execution of documents and assistance or cooperation in legal proceedings; provided that, following the term of Executive’s employment with the Company, Executive shall not be required to perform any act, or cooperate, in a manner which would unduly interfere with Executive’s affairs and activities. Executive hereby irrevocably appoints the Company as Executive’s true and lawful attorney and attorney-in-fact, to act for and on Executive’s behalf and instead of Executive, to execute and file any documents and instruments, and to do such other acts and things as may be necessary or appropriate, in order to give effect and further the above purposes and the intentions contained in this Undertaking, with the same legal force and effect as if executed by Executive.

2.8.	No Contestation. Executive hereby undertakes that Executive shall not, directly or indirectly, take any action to contest the Company’s rights in any of the Inventions and/or Intellectual Property Rights, or infringe them in any way, nor shall Executive, directly or indirectly, make a claim for and/or sue and/or demand, any additional compensation for creation or assignment of Inventions beyond the consideration set forth in the Agreement.

2.9.	Moral Rights Waiver. In connection to any work of authorship, Executive hereby forever waives, and agrees never to assert, any rights that may be known as or referred to as “moral rights”, including all rights of paternity, integrity, any right to object to any distortion or other modification of a work and any other similar right, existing under the law of any country in the world or under any treaty, and Executive hereby consents to any action that would violate such “moral rights” in the absence of such consent.

2.10.	Agreed Alternative Payment. Executive acknowledges and agrees that if, notwithstanding this Undertaking, it will be decided by an authority, court or any other competent tribunal, whether at Executive’s request or otherwise, that Executive may be, or is, entitled to additional compensation in connection with one or more Inventions (a “Claim”), then it is agreed that a mutual mistake had been made regarding the predetermined amount of the Gross Salary and that had the parties been aware of such mistake, Executive would have been entitled to only 80% of the Gross Salary (as defined in the Agreement; the “Agreed Alternative Payment”). Executive agrees that in such event, the amount of the Gross Salary should have been the amount of the Agreed Alternative Payment, and, therefore, Executive shall be obligated to return to the Company, on the day the Claim was made and/or the demand which contradicts this Undertaking was made, all additional amounts that Executive received from the Company beyond the Agreed Alternative Payment or with relation thereto, retroactively from the commencement date of employment onward (the “Excess Amount”), plus interest as of the original date of payment thereof. Executive acknowledges that the Company shall be entitled to set off such Excess Amounts against all amounts that Executive shall be entitled to under the Agreement, or under the decision of the Court or of any other competent tribunal or authority. Such set-off shall not derogate from the Company’s right to collect any additional amounts from Executive.

2.11.	The obligations set forth in this Section 2 are perpetual, and shall survive any termination of the Agreement and of Executive’s employment with the Company.

3.	Non-Competition and Non-Sollicitation.

3.1.	Executive acknowledges that in light of Executive’s exposure to, and involvement in, the Company’s sensitive and valuable Confidential Information, Intellectual Property Rights and goodwill (collectively, the “Company’s Major Assets”), the provisions of this Section 3 are reasonable and necessary to protect, legitimately, the Company’s Major Assets, and are being undertaken by Executive as a condition to the employment of Executive by the Company.

3.2.	In light of the above provisions, and in consideration for compensation paid to Executive by the Company as part of Executive’s Salary, during the Term and for a period of 12 months thereafter, Executive shall not (in any capacity - whether personally or through any of Executive’s agents, affiliates or businesses in which Executive is a shareholder, partner, owner, employee, officer, director, consultant or is otherwise financially interested), directly or indirectly:

3.2.1.	engage, establish, open or in any manner whatsoever become involved in, directly or indirectly, any business, occupation, work or any other activity which is reasonably likely to involve or require the use of any of the Company’s Major Assets. Executive confirms that the engagement, establishment, opening or involvement, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in or of any business, occupation, work or any other activity which competes with the business of the Company as conducted during the Term or, to the knowledge of Executive - proposed to be conducted in the future, is likely to require the use of all or a portion of the Company’s Major Assets.

3.2.2.	Executive shall not, directly or indirectly, solicit, hire, engage, accept business from, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with, any person or entity who is, or was within the one (1) year period preceding the termination of Executive’s employment with the Company, a customer, service provider, agent, distributor or supplier of the Company, or who is, or was within the one (1) year period preceding the termination of Executive’s employment with the Company, an employee, officer, director, consultant or contractor of the Company.

3.3.	Non-Disparagement. Executive undertakes that he will not at any time make, publish or communicate to any person or entity, or in any public forum, any defamatory or disparaging remarks, comments or statements concerning the Company or its business, or - with respect to their relationship with the Company - any of its employees, officers, directors and shareholders and other associated third parties.

4.	General

4.1.	Definition of the Company. In this Undertaking, the term “the Company” shall, except with respect to ownership of Confidential Information, Inventions and Intellectual Property Rights, also include, as applicable, any entity: (i) which holds – directly or indirectly - more than fifty percent of the issued share capital or voting power in the Company (a “Parent Company”); (ii) in which the Company holds – directly or indirectly - fifty percent or more of the issued share capital or voting power; or (iii) in which a Parent Company holds – directly or indirectly - fifty percent or more of the issued share capital or voting power.

4.2.	Necessity of Undertakings. Executive recognizes and agrees that: (i) this Undertaking is necessary and essential to protect the Company’s business and to realize and derive all the benefits, rights and expectations of conducting the Company’s business; (ii) the duration and unlimited geographical application of the protective covenants contained in this Undertaking are reasonable in order to protect its legitimate interests with respect to the subject matter hereof; and (iii) the provisions of this Undertaking serve as an integral part of the terms of Executive’s employment and that good and valuable consideration exists under the Agreement, for Executive to be bound by the provisions of this Undertaking.

4.3.	Injunctive Relief. Executive recognizes and acknowledges that in the event of a breach or threatened breach of this Undertaking by Executive, the Company may suffer irreparable harm or damage and will, therefore, be entitled to injunctive relief to enforce this Undertaking (without limitation to any other remedy at law or in equity).

IN WITNESS WHEREOF, the undersigned, has executed this Undertaking:

Printed Name:	Signature:	/s/ Ilan Hadar

Schedule 1 to Exhibit A

Prior Inventions

None.

Silenseed Ltd.		Ilan Hadar

By:	/s/ Ilan Shiloah	/s/ Ilan Hadar
Name:
Title:

Exhibit B

General Order and Confirmation Regarding Payments by Employers to Pension Funds and

Insurance Funds instead of Severance Pay

Pursuant to the power granted to me under section 14 of the Severance Pay Law 5723-1963 (“Law”) I hereby confirm that payments paid by an employer, commencing the date hereof, to an employee’s comprehensive pension fund into a provident fund which is not an insurance fund, as defined in the Income Tax Regulations (Registration and Management Rules of a Provident Fund) 5724-1964 (“Pension Fund”), or to a Manager’s Insurance Fund that includes the possibility of an allowance or a combination of payments to an Allowance Plan and to a plan which is not an Allowance Plan in an Insurance Fund (“Insurance Fund”), including payments which the employer paid by combination of payments to a Pension Fund and to an Insurance Fund whether there exists a possibility in the Insurance Fund to an allowance plan (“Employer Payments”), will replace the severance pay that the employee is entitled to for the salary and period of which the payments were paid (“Exempt Wages”) if the following conditions are satisfied:

(1)	Employer Payments –

(A)	for Pension Funds are not less than 14.33 % of the Exempt Wages or 12% of the Exempt Wages, if the employer pays for his employee an additional payment on behalf of the severance pay completion for a providence fund or Insurance Fund at the rate of 2.33% of the Exempt Wages. If an employer does not pay the additional 2.33% on top of the 12%, then the payment will constitute only 72% of the Severance Pay.

(B)	to the Insurance Fund are not less than one of the following:

(1)	13.33% of the Exempt Wages if the employer pays the employee additional payments to insure his monthly income in case of work disability, in a plan approved by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry, at the lower of, a rate required to insure 75% of the Exempt Wages or 2.5% of the Exempt Wages (“Disability Payment”).

(2)	11% of the Exempt Wages if the employer pays an additional Disability Payment and in this case the Employer Payments will constitute only 72% of the employee’s severance pay; if, in addition to the abovementioned sum, the employer pays 2.33% of the Exempt Wages for the purpose of Severance Pay completion to providence fund or Insurance Funds, the Employer Payments will constitute 100% of the severance pay.

(2)	A written agreement must be made between the employer and employee no later than 3 months after the commencement of the Employer Payments that include –

(A)	the agreement of the employee to the arrangement pursuant to this confirmation which details the Employer Payments and the name of the Pension Fund or Insurance Fund; this agreement must include a copy of this confirmation;

(B)	an advanced waiver of the employer for any right that he could have to have his payments refunded unless the employee’s right to severance pay is denied by judgment according to sections 16 or 17 of the Law, and in case the employee withdrew monies from the Pension Fund or Insurance Fund not for an Entitling Event; for this matter, Entitling Event or purpose means death, disablement or retirement at the age of 60 or over.

(3)	This confirmation does not derogate from the employee’s entitlement to severance pay according to the Law, Collective Agreement, Extension Order or personal employment agreement, for any salary above the Exempt Wages.

Employee:	/s/ Ilan Hadar